NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES
THIRD QUARTER FISCAL 2012 RESULTS

•	13% Software Top-Line Growth Driven by European VOD and Gateways
•	13 Multi-Screen Customer Commitments in Fiscal 2012, Including Six Added During Third Quarter

ACTON, Mass. (Dec. 8, 2011) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multi-screen video software company, announced financial results for its fiscal 2012 third quarter ended October 31, 2011.   Total revenues for the quarter were $53.4 million, which were $4.2 million or 9% higher than total revenues of $49.1 million for the third quarter of fiscal 2011.  Non-GAAP net income for this year’s third quarter was $4.1 million, or $0.13 per share, compared with non-GAAP net income of $1.5 million or $0.05 per share, for the same period last year.  GAAP net income for the third quarter of fiscal 2012 was $0.4 million or $0.01 per share compared with a GAAP net loss of $5.2 million or $0.17 per share for the third quarter of fiscal 2011.  Last year’s third quarter GAAP net loss included a $2.4 million restructuring charge.

Total revenues for the first nine months of fiscal 2012 ended October 31, 2011 were $155.5 million, which were $0.1 million higher than total revenues of $155.4 million for the first nine months of fiscal 2011.  Non-GAAP net income for the first nine months of fiscal 2012 was $10.1 million, or $0.30 per share, compared with non-GAAP net income of $7.4 million, or $0.24 per share, for the same period last year.  GAAP net income for the first nine months of this year was $0.8 million, or $0.02 per share, compared with GAAP net income of $18.6 million or $0.58 per share, for the first nine months of fiscal 2011.  Last year’s nine month financial results included a $25.2 million pre-tax gain on the sale of the Company’s equity investment in Casa Systems, Inc.

SeaChange Q3 FY12/Page 2

Significant GAAP items that have been excluded in calculating non-GAAP net income include the gain related to the Casa divestiture in the first quarter of fiscal 2011, deferred revenue adjustments related to recent acquisitions, acquisition-related costs, reversal of deferred tax valuation allowance, restructuring charges, legal and other professional fees related to the Company’s evaluation of strategic alternatives, amortization of intangible assets and stock compensation expense.  A reconciliation of GAAP net income to non-GAAP net income is attached to this release and is available on the Company’s website (www.schange.com/ir).

The Company ended the third quarter of fiscal 2012 with cash, cash equivalents and marketable securities of $88.9 million and no debt compared to $97.9 million and no debt at the end of the second quarter of fiscal 2012.  The use of cash during this year’s third quarter was driven by higher accounts receivable, acquisition payments to the former shareholder of eventIS and capital expenditures that were partially offset by lower inventory.

Segment Revenue Results
Total revenues from the Company’s Software segment in the third quarter of fiscal 2012 were $37.6 million, which were $4.4 million or 13% higher than Software segment revenues of $33.2 million generated in last year’s third quarter.  The increase in Software segment revenues between years was attributable to a significant home gateway licensing transaction with a large domestic service provider, higher VOD software revenues from eventIS and increased Advertising product revenues from US-based customers.

The Servers and Storage segment generated $7.9 million in revenues for the third quarter of fiscal 2012 which were $0.1 million higher than revenues of $7.8 million for the third quarter of fiscal 2011.  The increase in revenues was due principally to the absence this quarter of a warranty-related return of product from a customer that resulted in the reduction of previously recorded revenue in last year’s third quarter.  This favorable revenue variance was largely offset by lower VOD server and Broadcast product shipments.

The Media Services operating segment revenues for the third quarter of fiscal 2012 of $7.9 million were $0.2 million lower than comparable revenues from last year’s third quarter.  The decrease in Media Services revenues between the third quarter of this year and last year related to lower revenues from customers in the U.K. and Greece that were partially offset by higher revenues from customers in France, Eastern Europe and Latin America.

SeaChange Q3 FY12/Page 3

“SeaChange has made good progress in fiscal 2012 toward controlling costs and starting its next phase of growth through emergent multi-screen video opportunities globally with its legacy VOD customers and several new ones,” said Raghu Rau, CEO, SeaChange.  “However, as the Company is committed to a software strategy, it will work to increase its overall margins to ensure its long-term ability to address the volume of opportunity and innovate even further for our video service provider customers.  The third quarter results underscore our need to focus sharply on improving financial performance by reducing overall costs and reallocating resources to deliver our new products to drive increased revenues.  During the coming months I’ll report in detail on our organizational initiatives and progress.”

SeaChange will host its third quarter fiscal 2012 conference call today at 5:00 p.m. E.T. The live webcast can be accessed at www.schange.com/ir.  Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of our website simultaneously with this press release.

About SeaChange International
SeaChange International (Nasdaq: SEAC) is a global leader in multi-screen video. The Company provides open, cloud-based, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including all major cable operators in the U.S., Europe and Latin America, plus other blue-chip companies such as Virgin Media, AT&T, Hutchison Whampoa, Vodacom and DISH Network. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this document that do not describe historical facts, including without limitation statements concerning expected revenues and earnings per share, expected margin improvement and cost control, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the Company's dependence on the continued spending of customers on video systems and services; the continued growth, development and acceptance of the video-on-demand market including multi-screen video delivery;

SeaChange Q3 FY12/Page 4

the impact of worldwide economic cycles; the impact of measures the Company has taken to address slowdowns in the market for the Company's products and services; the restructuring of our Servers and Storage business; the loss of one of the Company's large customers; the cancellation or deferral of purchases of the Company's products; a decline in demand or average selling price for the Company's products; the Company's ability to manage its growth; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company's ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in current and any future litigation in which the Company is involved; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company's ability to introduce new products or enhancements to existing products; the Company's dependence on certain sole source suppliers and third-party manufacturers; the Company's ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company's ability to compete in its marketplace; the Company's ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including On Demand Deutschland GmBH & Co. KG and Minerva Networks, Inc.; the ability of the Company to realize the benefits of its acquisitions of eventIS Group B.V. and VividLogic, Inc. and to integrate these and any future acquisitions; future acquisitions or joint ventures that are unsuccessful; impairment of the Company's goodwill or intangible assets; risks in the Company's investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company's ability to hire and retain highly skilled employees; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; volatility of the Company's stock price; and any weaknesses over internal controls over financial reporting.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Commission on April 14, 2011. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

SeaChange Q3 FY12/Page 5

Use of Non-GAAP Financial Information
To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

Revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisitions of eventIS Group B.V. on September 1, 2009, and VividLogic, Inc. on February 1, 2010, the book value of our deferred software revenue was reduced by approximately $6.0 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to these acquisitions do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. and VividLogic, Inc. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangibles assets will recur in future periods.

Acquisition related costs: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc. and also incurred certain other operating and non-operating expenses, which we generally would not have otherwise incurred in the periods presented. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, integration of related professional services and changes in contingent liabilities related to estimated earn-out payments. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Restructuring: We incurred significant expenses in connection with selected headcount reductions, a write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components, and the disposal of fixed assets. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

SeaChange Q3 FY12/Page 6

Strategic alternatives-related costs:  We incurred legal and other professional fees in connection with the Company’s review of strategic alternatives.

Income from sale of investments in affiliates: This reflects the gain, excluding any tax effects, on the sale of our investment in Casa Systems. This is considered a one-time event and not included in the financial results of our continuing operations.

Income tax expense (benefit): The income tax adjustment reflects the effective tax rate for the year in which the non-GAAP adjustment occurs and excludes any changes in the tax valuation allowance arising from the gain on the sale of the equity investment in Casa Systems.

SeaChange Q3 FY12/Page 7

SeaChange International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	October 31, 2011	January 31, 2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$70,658.00	$73,145
Restricted cash	1,200	1,332
Marketable securities	11,862	7,340
Accounts receivable, net	47,747	54,487
Inventories, net	13,313	14,393
Prepaid expenses and other current assets	6,698	7,148
Deferred tax asset	3,223	3,775
Total current assets	154,701	161,620
Property and equipment, net	34,865	36,381
Marketable securities, long-term	5,157	4,379
Investments in affiliates	3,166	2,913
Intangible assets, net	26,465	30,306
Goodwill	66,596	65,273
Other assets	4,060	4,319
Total assets	$295,010	$305,191

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,716	$11,249
Other accrued expenses	16,297	16,528
Customer deposits	1,963	3,993
Deferred revenues	30,153	37,039
Deferred tax liability	67	183
Total current liabilities	55,196	68,992
Deferred revenue, long-term	4,946	6,930
Long term liabilities	7,234	11,231
Distribution and losses in excess of investment	1,061	1,161
Deferred tax liabilities and income taxes payable	7,571	7,735
Total liabilities	76,008	96,049

Stockholders’ equity:
Common stock	323	319
Additional paid-in capital	213,543	207,121
Treasury stock	(1)	(1)
Accumulated income	11,333	10,521
Accumulated other comprehensive loss	(6,196)	(8,818)
Total stockholders’ equity	219,002	209,142
Total liabilities and stockholders’ equity	$295,010	$305,191

SeaChange Q3 FY12/Page 8

SeaChange International, Inc.
Condensed Consolidated Statement of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010

Revenues	$53,361	$49,135	$155,511	$155,360
Cost of revenues	27,257	25,894	79,742	79,881
Gross profit	26,104	23,241	75,769	75,479

Operating expenses:
Research and development	11,479	11,570	33,507	37,351
Selling and marketing	6,031	5,726	18,944	18,315
General and administrative	6,412	6,112	19,019	18,089
Amortization of intangibles	983	805	2,968	2,512
Acquisition costs	1,412	105	1,517	334
Restructuring	(6)	2,435	221	6,944
Total operating expenses	26,311	26,753	76,176	83,545
Loss from operations	(207)	(3,512)	(407)	(8,066)
Gain on sale of investment in affiliate	-	-	-	25,188
Other (expense) income , net	(252)	278	372	77
(Loss) income before income taxes and equity income (loss) in earnings of affiliates	(459)	(3,234)	(35)	17,199
Income tax (benefit) provision	(478)	1,942	(437)	(1,700)
Equity income (loss) in earnings of affiliates, net of tax	389	(39)	409	(284)
Net income (loss)	$408	$(5,215)	$811	$18,615
Basic income (loss) per share	$0.01	$(0.17)	$0.03	$0.59
Diluted income (loss) per share	$0.01	$(0.17)	$0.02	$0.58
Weighted average common shares outstanding:
Basic	32,132	31,496	32,055	31,409
Diluted	32,817	31,496	32,706	31,929

SeaChange Q3 FY12/Page 9

SeaChange International, Inc.
Condensed Consolidated Operating Segments - Unaudited
(in thousands)

	Three Months Ended		Nine Months Ended
	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
Software
Revenue:
Products	$17,698	$14,443	$45,875	$47,492
Services	19,926	18,738	61,874	57,315
Total revenue	37,624	33,181	107,749	104,807
Gross profit	22,439	18,338	62,763	57,868
Operating expenses:
Research and development	9,678	8,766	27,884	28,079
Selling and marketing	4,845	3,948	15,752	12,129
General and administrative	547	421	1,506	936
Amortization of intangibles	948	733	2,863	2,299
Acquisition costs	1,412	105	1,517	334
Restructuring	(5)	344	74	878
	17,425	14,317	49,596	44,655
Income from operations	$5,014	$4,021	$13,167	$13,213

Servers and Storage
Revenue:
Products	$4,607	$3,935	$13,033	$17,501
Services	3,265	3,913	10,188	11,447
Total revenue	7,872	7,848	23,221	28,948
Gross profit	2,836	3,691	9,762	13,180
Operating expenses:
Research and development	1,801	2,804	5,622	9,272
Selling and marketing	1,186	1,778	3,192	6,186
Restructuring	-	2,091	148	5,154
	2,987	6,673	8,962	20,612
(Loss) income from operations	$(151)	$(2,982)	$800	$(7,432)

Media Services
Service revenue	$7,865	$8,106	$24,541	$21,605
Gross profit	830	1,213	3,245	4,431
Operating expenses:
General and administrative	994	1,408	2,896	3,114
Amortization of intangibles	35	73	106	213
	1,029	1,481	3,002	3,327
(Loss) income from operations	$(199)	$(268)	$243	$1,104

Unallocated Corporate
Operating expenses:
General and administrative	$4,871	$4,283	$14,617	$14,039
Restructuring	-	-	-	912
Total unallocated corporate expenses	$4,871	$4,283	$14,617	$14,951

Consolidated loss from operations	$(207)	$(3,512)	$(407)	$(8,066)

SeaChange Q3 FY12/Page 10

SeaChange International, Inc.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited
(in thousands)

	Three Months Ended			Three Months Ended			Nine Months Ended			Nine Months Ended
	October 31, 2011			October 31, 2010			October 31, 2011			October 31, 2010
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues (1)	$53,361	10	$53,371	$49,135	785	$49,920	$155,511	19	$155,530	$155,360	3,888	$159,248

Operating expenses	26,311		26,311	26,753		26,753	76,176		76,176	83,545		83,545
Stock-based compensation (2)	-	1,153	1,153	-	413	413	-	3,600	3,600	-	1,258	1,258
Amortization of intangible assets (3)	-	1,489	1,489	-	1,271	1,271	-	4,607	4,607	-	3,916	3,916
Acquisition related costs (4)	-	1,412	1,412	-	105	105	-	1,517	1,517	-	1,134	1,134
Restructuring (5)	-	(6)	(6)	-	2,435	2,435	-	221	221	-	6,944	6,944
Strategic alternatives related costs (6)	-	597	597	-	-	-	-	1,258	1,258	-	-	-
	26,311	4,645	21,666	26,753	4,224	22,529	76,176	11,203	64,973	83,545	13,252	70,293

(Loss) income from operations	(207)	4,655	4,448	(3,512)	5,009	1,497	(407)	11,222	10,815	(8,066)	17,140	9,074

Income from sale of investments in affiliates (7)	-	-	-	-	-	-	-	-	-	25,188	(25,188)	-

Income tax impact expense (benefit) (8)	(478)	931	453	1,942	(1,667)	275	(437)	1,942	1,505	(1,700)	3,118	1,418

Net income (loss)	$408	$3,724	$4,132	$(5,215)	$6,676	$1,461	$811	$9,280	$10,091	$18,615	$(11,166)	$7,449
Diluted income (loss) per share	$0.01	$0.12	0.13	$(0.17)	$0.22	$0.05	$0.02	$0.28	0.30	$0.58	$(0.34)	$0.24
Diluted weighted average common shares outstanding	32,817	32,817	32,817	31,496	31,496	31,496	32,706	32,706	32,706	31,929	31,929	31,929

(1) Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition.

This non-GAAP adjustment reflects the full amount of software contract revenue that would have otherwise been recorded subsequent to our  acquisition of eventIS Group B.V. and VividLogic, Inc.

(2) For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended		Nine Months Ended
	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
Cost of revenues	$142	$27	$383	$147
Research and development	107	108	427	339
Selling and marketing	292	72	1,005	270
General and administrative	612	206	1,785	502
Total stock-based compensation	$1,153	$413	$3,600	$1,258

(3) The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset.

Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended		Nine Months Ended
	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010

Cost of revenues:	$506	$466	$1,639	$1,404
Operating expenses:	983	805	2,968	2,512
Total amortization of intangibles	$1,489	$1,271	$4,607	$3,916

(4) We incurred expenses in connection with our acquisitions which would not have otherwise occurred  in the periods presented as part of our operating expenses

(5) We incurred severance costs in connection with selected headcount reductions that impacted all but the Media Services segment. We also incurred charges during the quarter to reflect the write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components within the Servers and Storage segment due to technology changes. These expenses would not have  otherwise occurred in the periods presented as part of our operating expenses.

(6) We incurred legal and other professional fees in connection with the Company's review of strategic alternatives

(7) Reflects the gain on the sale of the equity investment in Casa Systems

(8) The non-GAAP income tax adjustment reflects the effective income tax rate in which the non-GAAP adjustment occurs and any exclusion of changes in the tax valuation allowance.

SeaChange Q3 FY12/Page 11

SeaChange International, Inc.
Third Quarter Fiscal Year 2012 Results
Prepared Remarks
Dec. 8, 2011

SeaChange is providing a copy of these prepared remarks in combination with its press release.  This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, Dec. 8, at 5:00 p.m. E.T. and will include only brief comments followed by questions and answers.  These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:
-Telephone: 866-322-1550 (U.S.) and 973-200-3380 (international)
- Conference ID: 3201-9415
- Live webcast: www.schange.com/IR (An archived webcast will be available at this site.)

Fiscal 2012 Third Quarter Financial Discussion

Revenues for the third quarter of fiscal 2012 amounted to $53.4 million, which were $4.2 million or 9% higher than revenues of $49.1 million recorded in the third quarter of last year.  From an operating segment perspective, revenues from our Software segment for the third quarter were $37.6 million which were $4.4 million or 13% higher than revenues of $33.2 million for the third quarter of fiscal 2011.  The increase in Software revenues between years was due to a significant home gateway software licensing transaction with a large domestic service provider, increased VOD software licensing revenue from domestic cable television customers and higher Advertising product shipments that were partially offset by lower VOD subscription revenue.

Servers and Storage segment revenues of $7.9 million were $0.1 million higher than revenues of $7.8 million included in the third quarter of last year.  The increase in Servers and Storage revenues between years was due to last year’s third quarter including a reduction in product revenues as a result of a warranty-related return of product from a customer.  This favorable revenue variance was largely offset by lower VOD server shipments to North American customers, lower Broadcast product orders and reduced VOD server services revenues.

The Media Services segment generated revenues for the third quarter of $7.9 million, which were $0.2 million lower than revenues of $8.1 million in the third quarter of fiscal 2011.  The decrease in Media Services revenues in this year’s third quarter compared to last year was the result of lower content services revenues from customers in the U.K. and Greece that were partially offset by revenues from newer customers in France, Eastern Europe and Latin America.

Geographically, revenues for the third quarter of fiscal 2012 included 56% in North America, 38% in Europe, Middle East and Africa, 4% in Asia Pacific and 2% in Latin America.  Comcast and Virgin Media were 10% or greater customers in the third quarter of fiscal 2012.

SeaChange Q3 FY12/Page 12

Revenues for the first nine months of fiscal 2012 amounted to $155.5 million, which were $0.1 million higher than the $155.4 million of revenues generated in the first nine months of fiscal 2011.  Higher Software revenues derived from increased home gateway and European VOD software licensing arrangements and higher Media Services revenues from French, Greek and Eastern European customers were largely offset by lower Servers and Storage product revenues.

Total gross margin of 48.9% for the third quarter of fiscal 2012 was 1.6 points higher than total gross margin of 47.3% for last year’s third quarter.  Reviewing gross margin by business segment, Software segment gross margin for this year’s third quarter of 59.6% was 4.3 points higher than the gross margin of 55.3% for the third quarter of fiscal 2011.  The increase in Software segment gross margin was primarily the result of increased higher margin home gateway licensing revenue and a more favorable mix of higher margin Advertising product revenues.

Servers and Storage gross margin of 36.0% for the third quarter of fiscal 2012 was 11.0 points lower than gross margin of 47.0% for the third quarter of fiscal 2011.  The decline in gross margin for the Servers and Storage segment between years was due principally to a greater proportion of lower margin VOD server product revenues as well as lower VOD server maintenance revenues.

Media Services gross margin of 10.6% for the third quarter of this year was 4.4 points lower than gross margin of 15.0% for the third quarter of last year.  The decrease in gross margin between years was due mainly to lower revenues from customers in the U.K. and Greece combined with increased content and headcount costs to support newer customers in Eastern Europe and Latin America.

Total gross margin for the first nine months of fiscal 2012 was 48.7%, which was 0.1 points higher than total gross margin of 48.6% for the first nine months of last year.  Higher Software segment gross margin due to increased VOD and Advertising product revenues was essentially offset by lower sales volume-related Servers and Storage gross margin.

Operating expenses for the third quarter of $26.3 million were $0.5 million lower than the $26.8 million of operating expenses incurred in the third quarter of last year.  This year’s third quarter operating expenses included $1.3 million of expenses related to estimated earn-out liabilities in connection with the VividLogic and eventIS acquisitions.  Last year’s third quarter operating expenses included $2.4 million of restructuring charges related to severance costs for headcount reductions and the write down of fixed assets primarily in the Servers and Storage business segment.  In addition, Selling and Marketing expenses increased from the third quarter of last year due to higher sales commissions, while G&A expenses increased year over year due mainly to higher professional fees in connection with the Company’s review of various strategic alternatives.

For the first nine months of fiscal 2012, operating expenses of $76.2 million were $7.3 million lower than operating expenses of $83.5 million for the first nine months of fiscal 2011.  The decrease in operating expenses between periods was the result of lower restructuring charges and lower domestic R&D headcount-related costs that were partially offset by increased expenses related to the Company’s review of various strategic alternatives.

SeaChange Q3 FY12/Page 13

GAAP net income for the third quarter of fiscal 2012 was $0.4 million compared to a GAAP net loss of $5.2 million for the third quarter of last year.  The corresponding GAAP earnings per share for the third quarter of fiscal 2012 was $0.01 per share compared to a GAAP net loss per share of $0.17 per share for the same period last year.

Non-GAAP net income for this year’s third quarter of $4.1 million was $2.6 million higher than non-GAAP net income of $1.5 million for last year’s third quarter.  The corresponding non-GAAP earnings per share for the third quarter of this year was $0.13 per share compared to $0.05 per share for the same period last year.

For the first nine months of fiscal 2012, GAAP net income and earnings per share of $0.8 million and $0.02 per share, respectively, were lower than GAAP net income of $18.6 million and $0.58 per share for the first nine months of fiscal 2011.  GAAP net income for the first nine months of fiscal 2011 included a $25.2 million pre-tax gain on the sale of the Company’s equity investment in Casa Systems, Inc.

Non-GAAP net income and earnings per share of $10.1 million and $0.30 per share, respectively, for the first nine months of this fiscal year were higher than non-GAAP net income and earnings per share of $7.4 million and $0.24 per share for the first nine months of fiscal 2011.

From a balance sheet perspective, the Company ended the third quarter of fiscal 2012 with cash and investments of $88.9 million and no debt compared to $97.9 million and no debt at July 31, 2011.  The decrease in cash and investments in this year’s third quarter was the result of increased accounts receivable due to sequentially higher revenues and the timing of product shipments during the quarter, acquisition payments made to the former shareholder of eventIS and capital expenditures that were partially offset by lower inventory.

Quarterly Operational Highlights

SeaChange announced the appointment of technology executive and SeaChange board member Raghu Rau as interim CEO.  This followed the retirement of the Company founder, chairman, and CEO Bill Styslinger.  Thomas Olson, former CEO of Katz Media Group and of National Cable Media and a former SeaChange lead director who currently serves on the Company’s board of directors, was named chairman of the board.

The Software business unit continued to demonstrate strength this quarter with numerous new customer wins, competitive replacements and deployment upgrades.  In the second quarter, SeaChange identified seven customer wins for its Multi-Screen Video (MSV) software products.  In the third quarter, the Company added six new deployments bringing the total to 13.
•	Six EMEA, five North American, one APAC and one Latin American MSV deployments
•	Next generation In-Home software deployments at two large North American customers, one Latin American operator and one EMEA customer
•	Advanced Advertising rollouts continue at Virgin Media, AT&T and Comcast.
•	A new European country added to the Liberty Global Back-Office software deployments

SeaChange Q3 FY12/Page 14

Media Services continues to expand its customer base despite challenges in the European economy.
•	Catch-up TV and SVOD launched on Three UK’s mobile platform
•	Cablevision Mexico delayed their SVOD launch; however, the service did launch in November.

Servers and Storage revenue benefited from expansions at Rogers, a European deployment and several server orders from customers in China.

The management team looks forward to the earnings call at 5 p.m. E.T. today.

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